FOR IMMEDIATE RELEASE

For more information, contact:

Richard L. Bergmark, + 1 713 328 2101

Fax: +1 713 328 2151

CORE LAB REPORTS RECORD NET INCOME AND EPS FOR Q4 2008;

ANNUAL FREE CASH FLOW AT ALL-TIME HIGH;

COMPANY REPURCHASES DISCOUNTED DEBT

AMSTERDAM (11 February 2009) - Core Laboratories N.V. (NYSE: "CLB") reported fourth quarter revenue of $201,188,000, an increase of 14% over year-earlier fourth quarter revenue, while net income was $41,044,000 and earnings per diluted share (EPS) equaled $1.76. Included in the net income is a gain, net of tax, of $5,668,000 from the repurchase of a portion of the Company's $300 million 0.25% Senior Exchangeable Notes (the "Notes") at significantly below par value. This gain more than offset foreign exchange losses, net of tax, that totaled $3,180,000 for the quarter. Excluding the gain from Note repurchases and foreign exchange losses for the quarter, net income from operations increased 15% from year-earlier totals to $38,556,000, while EPS increased 22% to $1.66. The fourth quarter of 2008 marks the twelfth consecutive quarter for which the Company posted a historical quarterly high for EPS from operations. Free cash flow, defined as cash from operations minus capital expenditures, increased to $35,723,000, the second highest quarterly total in Company history.

The Company also reached a record high of 28.3% for operating margins, excluding the effects of currency translation exchange losses. Core continued to benefit from its de-emphasis of Russian operations and its downsizing of Mexican, Venezuelan, and Nigerian operations over the past three years, as the Company focused on development and production-related projects almost to the exclusion of volatile exploration-related activities. Reservoir Description operations continued to benefit from internationally based crude-oil development projects, and Production Enhancement operations focused on further exploitation of the North American gas-shale plays. Reservoir Management posted its most profitable quarter in Company history, as clients increased participation in projects related to unconventional crude-oil and natural gas developments.

For all of 2008, Core reported records for revenue, net income, EPS, cash from operations, and free cash flow. Annual revenue for 2008 was $780,836,000, up 16% from 2007, while GAAP net income and EPS were up 19% and 21% to $143,603,000 and $6.00, respectively. Excluding certain non-operational items and foreign exchange gains and losses, EPS for 2008 reached $6.13. Cash from operations in 2008 increased 23% over 2007 levels to $155,207,000, and free cash flow totaled $124,257,000, up over 22% from 2007 levels.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations reported quarterly revenues of $108,730,000, up 9% from year-earlier totals, while operating profit, excluding the effects of foreign exchange losses, totaled $26,351,000. Operating margins, excluding currency effects, were 24%.

Demand for Core's Reservoir Description services, many of which are proprietary and patented, remained robust. This is especially the case for services used to characterize reservoir fluids, which include natural gases, crude oil and its derived products, and formation waters. Results from Core's PVT phase-behavior studies play a key role in the design and optimization of production and production-enhancement strategies, as well as in the design of surface production facilities needed for efficient reservoir management. Crude-oil distillations and assays are used to determine the most cost-effective fractionation and best yield of derived petroleum products, such as distillates, gasoline, and diesel fuels. Crude oil can be sampled directly from the producing reservoir, at the wellhead, from a transport vessel or pipeline, or at any point as it is moved to the refinery. Proper testing and inspection of crude oils and their derived products ensures that oil companies can maximize cash flow from their purchases and sales. These services provide additional value-add at lower commodity price decks when every basis point becomes more significant to the oil companies.

Production Enhancement

Production Enhancement operations posted $75,439,000 in revenue, an increase of 19% over 2007 fourth quarter levels, and increased operating profit 22% to $23,390,000, excluding foreign currency effects. Operating margins, excluding currency effects, were 31%. Production Enhancement operations benefited from concentrating efforts in the North American gas-shale plays, providing newly developed technology and services to increase flow rates and total hydrocarbon recovery from gas-shale wells.

Core's proprietary and patented fracture diagnostic technology and services continue to increase market penetration in gas-shale developments. Core's newest perforating technology, the SuperHERO Plus+TM charge, is a high-performance, ultra-low debris charge. Improvements to the Company's patented HWMSM powdered metal liner compositions and proprietary and patented high-explosive formula and design have improved formation penetration by as much as 15%. Increased formation penetration with minimal formation damage yields higher initial production rates and greater ultimate recovery of hydrocarbons from the formation. The new charge also has the potential to significantly lower the producing formation's breakdown pressure, reducing the cost of hydraulic fracture stimulation programs. The new technology is proving to be very effective in gas-shale developments.

Reservoir Management

Reservoir Management operations reported its most profitable quarter in Company history, with record quarterly revenue and operating profit of $17,019,000 and $6,354,000, respectively, excluding foreign currency effects. Operating margins, excluding currency effects, reached a record 37%.

The record results were due to increased demand for the Company's joint-industry studies - including those associated with North American gas-shales - for the Company's products and services in the deepwater basins offshore Brazil and West Africa, and for projects related to the petroleum systems in North Africa, the Middle East, and Asia-Pacific.

In addition, a record number of monitoring systems for reservoir temperature and pressure were delivered to clients in Canada, South America, the Middle East, and Asia-Pacific. The systems were used in Canada to optimize Steam Assisted Gravity Drainage (SAGD) developments, while most of the other systems were utilized to monitor high-temperature, high-pressure well performance.

Free Cash Flow, Debt Repurchase, Share Repurchase Program, and 2009 Capex Program

For the fourth quarter of 2008, Core generated approximately $45,070,000 in cash from operations and had approximately $9,347,000 in capital expenditures. Free cash flow for the quarter totaled approximately $35,723,000.

Core continued to use its free cash to enhance shareholder value by repurchasing significantly discounted debt in the quarter. The Company repurchased debt with a notional value of $61,342,000 for approximately $53,019,000, resulting in a pre-tax gain in the quarter of $8,323,000. The opportunistic repurchase of debt priced below par reduced the Company's outstanding debt by over 20%. Further, the Company was able to maintain a high level of cash on the balance sheet at year end, totaling approximately $36,000,000. Together with the Company's free cash flow, this cash could be used to repurchase additional debt, fund internal growth, make strategic acquisitions, repurchase Company shares, or pay dividends to Core's shareholders.

On 29 January 2009, the Company received shareholder authorization to repurchase up to 25.6% of its issued share capital until 29 July 2010. Core requested the new authorization so that it could prepare for any obligation it may have to deliver its common shares to the holders of the Notes or pursuant to a warrant sold to Lehman Brothers.

The Company is reducing its capital expenditure plans for 2009; they are projected at $20,000,000, down over 35% from 2008 capital expenditure levels. The 2009 capital expenditure total also will be below the Company's expected 2009 annual depreciation total of approximately $23,000,000. The 2009 capital budget fully funds the Company's maintenance capital expenditures, as well as the projects with the highest growth potential over the next several years.

Implementation of FSP-APB 14-1

The Company will implement FASB Staff Position No. APB 14-1 (APB 14-1) beginning in the first quarter of 2009 as mandated by the FASB. APB 14-1 determines accounting treatment for convertible debt instruments that may be settled partially, or fully, in cash. Core currently has approximately $239,000,000 of Notes outstanding that mature on 31 October 2011 and have an interest rate coupon of 0.25%. APB 14-1 requires Core to bifurcate these Notes into equity and debt components. The Company will then calculate a non-cash interest expense based on a discount rate derived from the related call option which would be similar to the fixed interest rate for debt at the time the Notes were issued. This fixed interest rate will then be applied to the debt component of the Notes in the form of a discount to calculate the non-cash interest charge.

Core believes that rate will be 7.48% as a total effective interest rate, which will produce a non-cash interest expense of approximately $0.10 per quarter. The Company only will be paying cash interest charges of 0.25% per annum, which is the stated coupon on the Notes, whereas the additional 7.23% of interest expense resulting from the implementation of APB 14-1 is a non-cash expense, and accordingly, the cash balance of the Company will not be impacted.

Q1 2009 Earnings Guidance

For the first quarter of 2009, Core expects revenue to range between $180,000,000 to $185,000,000 up slightly from year-earlier totals, and EPS to range between $1.30 and $1.40, up 3% to 11% from last year's first quarter EPS of $1.26 (which includes non-cash interest expense of $0.11 per share pursuant to FSP APB 14-1). This guidance excludes any gains or losses that may originate from the repurchase of outstanding debt below par value and any effects of foreign currency translations. The Company is unable, at this time, to provide 2009 annual guidance with a high degree of confidence.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CST on Thursday, 12 February 2009. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2007 Form 10-K filed on 22 February 2008, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except share and per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	31 December 2008	31 December 2007	31 December 2008	31 December 2007

REVENUES	$ 201,188	$ 176,359	$ 780,836	$ 670,540

EXPENSES:
Costs of services and sales	130,194	116,046	514,782	449,191
General and administrative expenses	9,341	9,039	31,646	33,837
Depreciation and amortization	5,696	4,966	21,773	19,476
Other income, net	(4,722)	(12,962)	(2,401)	(15,812)

INCOME BEFORE INTEREST EXPENSE AND	60,679	59,270	215,036	183,848
INCOME TAX EXPENSE
Interest expense	408	670	6,431	2,551

INCOME BEFORE INCOME TAX EXPENSE	60,271	58,600	208,605	181,297
Income tax expense	19,227	23,074	65,002	60,192
NET INCOME	$ 41,044	$ 35,526	$ 143,603	$ 121,105

Diluted Earnings Per Share:
Net Income	$ 1.76	$ 1.45	$ 6.00	$ 4.96

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	23,289	24,530	23,944	24,408

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 108,730	$ 100,018	$ 435,425	$ 374,455
Production Enhancement	75,439	63,264	293,017	244,830
Reservoir Management	17,019	13,077	52,394	51,255
Total	$ 201,188	$ 176,359	$ 780,836	$ 670,540

Income Before Interest and Taxes:
Reservoir Description	$ 23,376	$ 35,557	$ 100,817	$ 99,864
Production Enhancement	21,261	19,222	93,005	68,900
Reservoir Management	5,946	4,479	16,224	14,650
Subtotal	50,583	59,258	210,046	183,414
Corporate and other	10,096	12	4,990	434
Total	$ 60,679	$ 59,270	$ 215,036	$ 183,848

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

ASSETS:	31 December 2008	31 December 2007
	(Unaudited)
Cash and Cash Equivalents	$ 36,138	$ 25,617
Accounts Receivable, net	144,293	137,231
Inventories, net	34,838	29,363
Other Current Assets	26,759	28,488
Total Current Assets	242,028	220,699

Property, Plant and Equipment, net	103,463	93,038
Intangibles, Goodwill and Other Long Term Assets, net	192,160	191,053
Total Assets	$ 537,651	$ 504,790

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 41,588	$ 39,861
Other Current Liabilities	54,102	58,179
Total Current Liabilities	95,690	98,040

Long-Term Debt and Lease Obligations	238,658	300,000
Other Long-Term Liabilities	45,150	44,607
Shareholders' Equity	158,153	62,143
Total Liabilities and Shareholders' Equity	$ 537,651	$ 504,790

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(amounts in thousands)

(Unaudited)

Twelve Months Ended
31 December 2008

CASH FLOWS FROM OPERATING ACTIVITIES	$ 155,207

CASH FLOWS USED FOR INVESTING ACTIVITIES	(41,108)

CASH FLOWS USED FOR FINANCING ACTIVITIES	(103,578)

NET CHANGE IN CASH AND CASH EQUIVALENTS	10,521
CASH AND CASH EQUIVALENTS, beginning of period	25,617
CASH AND CASH EQUIVALENTS, end of period	$ 36,138

Non-GAAP Information

Management believes that the exclusion of certain expenses and credits enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these non-recurring items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Income Before Interest Expense and Income Tax Expense

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2008	31 December 2007	31 December 2008	31 December 2007

Income before interest expense and income tax expense	$ 60,679	$ 59,270	$ 215,036	$ 183,848
Gain on sale of building	-	(10,220)	(1,054)	(10,220)
Foreign exchange loss	4,670	-	6,555	-
Gain on repurchase of convertible notes	(8,323)	-	(8,323)	-
Severance	-	-	758	-
Non-income related taxes	-	-	5,030	-
Income before interest expense and income tax expense excluding specific items	$ 57,026	$ 49,050	$ 218,002	$ 173,628

Reconciliation of Income Before Interest Expense and Income Tax Expense

	Three Months Ended 31 December 2008			Three Months Ended 31 December 2007
	Reservoir Description	Production Enhancement	Reservoir Management	Reservoir Description

Income before interest expense and income tax expense	$ 23,376	$ 21,261	$ 5,946	$ 35,557
Gain on sale of building	-	-	-	(10,220)
Foreign exchange loss	2,975	2,129	408	-
Income before interest expense and income tax expense excluding specific items	$ 26,351	$ 23,390	$ 6,354	$ 25,337

Reconciliation of Net Income

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2008	31 December 2007	31 December 2008	31 December 2007

Net Income	$ 41,044	$ 35,526	$ 143,603	$ 121,105
Gain on sale of building (net of tax)	-	(7,767)	(709)	(7,767)
Foreign exchange loss (net of tax)	3,180	-	4,510	-
Gain on repurchase of senior exchangeable notes (net of tax)	(5,668)	-	(5,668)	-
Severance (net of tax)	-	-	510	-
Debt acquisition costs related to senior exchangeable notes (net of tax)	-	-	3,450	-
Net impact of non-income related taxes	-	-	3,771	-
Change in tax rate due to pending settlements and other adjustments	-	5,623	(2,602)	5,623
Net Income excluding specific items	$ 38,556	$ 33,382	$ 146,865	$ 118,961

Reconciliation of Diluted Earnings Per Share

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2008	31 December 2007	31 December 2008	31 December 2007

Diluted Earnings per Share	$ 1.76	$ 1.45	$ 6.00	$ 4.96
Gain on sale of building (net of tax)	-	(0.32)	(0.03)	(0.32)
Foreign exchange loss (net of tax)	0.14	-	0.19	-
Gain on repurchase of senior exchangeable notes (net of tax)	(0.24)	-	(0.24)	-
Severance (net of tax)	-	-	0.02	-
Debt acquisition costs related to senior exchangeable notes (net of tax)	-	-	0.14	-
Net impact of non-income related taxes	-	-	0.16	-
Change in tax rate due to pending settlements and other adjustments	-	0.23	(0.11)	0.23
Diluted Earnings per Share excluding specific items	$ 1.66	$ 1.36	$ 6.13	$ 4.87

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

	Three Months	Twelve Months
	Ended	Ended
	31 December 2008	31 December 2008

Net cash provided by operating activities	$ 45,070	$ 155,207
Less: capital expenditures	(9,347)	(30,950)
Free cash flow	$ 35,723	$ 124,257

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